FORM 10-Q


          STATEMENT REGARDING COMPUTATIONS OF PER SHARE EARNINGS

                             BGS SYSTEMS, INC.

                                             For the quarter ended
                                                   October 31,
                                             1995           1994
                                          --------------------------
PRIMARY

Average shares outstanding                3,116,159      3,086,172

Net effect of stock options, if dilutive,
based on the treasury stock method using
the average market price                     22,779         18,068
                                        -----------    -----------
  Total                                   3,138,938      3,104,240
                                        -----------    -----------

Net income                              $ 1,949,547    $ 1,766,142
                                        ===========    ===========

Net income per share                    $       .62    $       .57
                                        ===========    ===========



                                         For the nine months ended
                                                October 31,
                                            1995           1994
                                        --------------------------
PRIMARY

Average shares outstanding               3,108,478      3,102,380

Net effect of stock options, if dilutive,
based on the treasury stock method using
the average market price                    17,712         16,699
                                       -----------    -----------
  Total                                  3,126,190      3,119,079
                                       -----------    -----------

Net income                             $ 5,718,852    $ 5,273,212
                                       ===========    ===========

Net income per share                   $      1.83    $      1.69
                                       ===========    ===========
